[ITEM 8 OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K/A FOR THE YEAR ENDED
12/31/96]


                                                                  Exhibit (g)(1)

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Accountants.....................................................    F-2
Consolidated Balance Sheets as of December 31, 1995 and 1996..........................    F-3
Consolidated Statements of Operations for each of the three years in the period ended
  December 31, 1996, and for the period May 17, 1990 (date of inception)
  to December 31, 1996................................................................    F-4
Consolidated Statements of Stockholders' Equity for the period May 17, 1990 (date of inception)
  to December 31, 1996................................................................    F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended
  December 31, 1996 and for the period May 17, 1990 (date of inception)
  to December 31, 1996................................................................    F-7
Notes to Consolidated Financial Statements............................................    F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders
CD Radio Inc.

     We have audited the accompanying consolidated balance sheets of CD Radio Inc. and Subsidiary (A Development Stage Enterprise) as of December 31, 1995 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and for the period May 17, 1990 (date of inception) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CD Radio Inc. and Subsidiary as of December 31, 1995 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 and for the period May 17, 1990 (date of inception) to December 31, 1996 in conformity with generally accepted accounting principles.

                                             /s/ COOPERS & LYBRAND L.L.P.
                                          --------------------------------------
                                                 COOPERS & LYBRAND L.L.P.

Washington, D.C.
March 26, 1997

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)
                          CONSOLIDATED BALANCE SHEETS

                                                                            DECEMBER 31,
                                                                    ----------------------------
                                                                        1995            1996
                                                                    ------------    ------------
                                             ASSETS
Current assets:
     Cash and cash equivalents...................................   $  1,799,814    $  4,583,562
     Prepaid expense and other...................................          8,781           9,368
                                                                    ------------    ------------
          Total current assets...................................      1,808,595       4,592,930
                                                                    ------------    ------------
Property and equipment, at cost:
     Technical equipment.........................................        254,200         254,200
     Office equipment and other..................................         89,220          89,220
     Demonstration equipment.....................................         38,664          38,664
                                                                    ------------    ------------
                                                                         382,084         382,084
     Less accumulated depreciation...............................       (160,498)       (213,344)
                                                                    ------------    ------------
                                                                         221,586         168,740
Deposits.........................................................        303,793         303,793
                                                                    ------------    ------------
          Total assets...........................................   $  2,333,974    $  5,065,463
                                                                    ============    ============
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Accounts payable and accrued expenses.......................   $     46,521    $    131,118
     Other.......................................................         20,716          20,174
                                                                    ------------    ------------
          Total current liabilities..............................         67,237         151,292
Loan from officer................................................        240,000              --
Deferred rent and other..........................................         35,967          15,795
                                                                    ------------    ------------
          Total liabilities......................................        343,204         167,087
                                                                    ------------    ------------
Commitments and contingencies
Stockholders' equity:
     Preferred stock, $0.001 par value, 10,000,000 shares
       authorized; 4,000,000 shares designated as 5% Delayed
       Convertible Preferred Stock; none issued or outstanding...             --              --
     Common stock, $0.001 par value; 50,000,000 shares
       authorized; 9,305,960 and 10,300,391 shares issued and
       outstanding as of December 31, 1995 and 1996,
       respectively..............................................          9,306          10,300
     Additional paid-in capital..................................     18,006,729      23,423,936
     Deficit accumulated during the development stage............    (15,705,265)    (18,535,860)
     Deferred compensation on stock options granted..............       (320,000)             --
                                                                    ------------    ------------
          Total stockholders' equity.............................      1,990,770       4,898,376
                                                                    ------------    ------------
          Total liabilities and stockholders' equity.............   $  2,333,974    $  5,065,463
                                                                    ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.



                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         CUMULATIVE FOR
                                                                                           THE PERIOD
                                                                                          MAY 16, 1986
                                              FOR THE YEARS ENDED DECEMBER 31,         (DATE OF INCEPTION)
                                          -----------------------------------------      TO DECEMBER 31,
                                             1994           1995           1996               1996
                                          -----------    -----------    -----------    -------------------
Revenue................................   $        --    $        --    $        --       $          --
Expenses:
     Legal, consulting and regulatory
       fees............................     1,245,472      1,045,562      1,582,091           7,248,964
     Other general and
       administrative..................     2,455,393      1,062,343      1,230,748           7,532,763
     Research and development..........       374,668        122,210        117,299           1,916,355
     Write-off of investment in
       Sky-Highway Radio Corp. ........            --             --             --           2,000,000
                                          -----------    -----------    -----------       -------------
          Total expenses...............     4,075,533      2,230,115      2,930,138          18,698,082
                                          -----------    -----------    -----------       -------------
Other income (expense)
     Interest income...................        50,921        142,549        112,811             328,672
     Interest expense..................       (40,155)       (19,783)       (13,268)           (166,450)
                                          -----------    -----------    -----------       -------------
                                               10,766        122,766         99,543             162,222
                                          -----------    -----------    -----------       -------------
Net loss...............................   $(4,064,767)   $(2,107,349)   $(2,830,595)      $ (18,535,860)
                                          ===========    ===========    ===========       =============
Net loss per common share..............   $     (0.48)   $     (0.23)   $     (0.29)
                                          ===========    ===========    ===========
Weighted average common shares
  outstanding..........................     8,397,668      9,224,431      9,642,048
                                          ===========    ===========    ===========

  The accompanying notes are an integral part of these consolidated financial statements.


                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STATE ENTERPRISE)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               COMMON STOCK
                                               ----------------------------------------------------------------------------
                                                                           CLASS A      CLASS A     CLASS B       CLASS B
                                                 SHARES       AMOUNT        SHARES      AMOUNT       SHARES       AMOUNT
                                               ----------   -----------   ----------   ---------   ----------   -----------
Initial Sale of no par value common stock,
  $5.00 per share, May 17, 1990..............      11,080   $    55,400           --   $      --           --   $        --
Initial issuance of common stock in
  satisfaction of due to related party, $5.00
  per share..................................      28,920       144,600           --          --           --            --
Conversion of no par value common stock to
  Class A and Class B no par value common
  stock......................................     (40,000)     (200,000)   2,000,000     169,492      360,000        30,580
Sale of Class B common stock, $0.4165 per
  share......................................          --            --           --          --      442,000       184,101
Issuance of Class B common stock in
  satisfaction of due to related party,
  $0.4165 per share..........................          --            --           --          --       24,000        10,000
Net loss.....................................          --            --           --          --           --            --
                                               ----------   -----------   ----------   ---------   ----------   -----------
Balance, December 31, 1990...................          --            --    2,000,000     169,492      826,000       224,609
Sale of Class B common stock, $0.50 per
  share......................................          --            --           --          --      610,000       305,000
Issuance of Class B common stock in
  satisfaction of due to related party, $0.50
  per share..................................          --            --           --          --      300,000       150,000
Net Loss.....................................          --            --           --          --           --            --
                                               ----------   -----------   ----------   ---------   ----------   -----------
Balance, December 31, 1991...................          --            --    2,000,000     169,492    1,736,000       679,609
Sale of Class B common stock, $0.50 per
  share......................................          --            --           --          --      200,000       100,000
Issuance of Class B common stock in
  satisfaction of due to related party, $0.50
  per share..................................          --            --           --          --      209,580       104,790
Conversion of note payable to related party
  to Class B common stock, $0.4165...........          --            --           --          --      303,440       126,380
Conversion of Class A and Class B common
  stock to no par value common stock.........   4,449,020     1,180,271   (2,000,000)   (169,492)  (2,449,020)   (1,010,779)
Sale of no par value common stock, $1.25 per
  share......................................   1,600,000     2,000,000           --          --           --            --
Conversion of no par value common stock to
  $.001 par value common stock...............          --    (3,174,222)          --          --           --            --
Sale of $.001 par value common stock, $5.00
  per share..................................     315,000           315           --          --           --            --
Net loss.....................................          --            --           --          --           --            --
                                               ----------   -----------   ----------   ---------   ----------   -----------
Balance, December 31, 1992...................   6,364,020   $     6,364           --   $      --           --   $        --

                                                                DEFICIT
                                                              ACCUMULATED       DEFERRED
                                                ADDITIONAL     DURING THE     COMPENSATION
                                                 PAID-IN      DEVELOPMENT       ON STOCK
                                                 CAPITAL         STAGE       OPTIONS GRANTED        TOTAL
                                               ------------   ------------   ---------------   ---------------
Initial Sale of no par value common stock,
  $5.00 per share, May 17, 1990..............  $         --   $         --     $        --       $      55,400
Initial issuance of common stock in
  satisfaction of due to related party, $5.00
  per share..................................            --             --              --             144,600
Conversion of no par value common stock to
  Class A and Class B no par value common
  stock......................................            --             --              --                  --
Sale of Class B common stock, $0.4165 per
  share......................................            --             --              --             184,101
Issuance of Class B common stock in
  satisfaction of due to related party,
  $0.4165 per share..........................            --             --              --              10,000
Net loss.....................................            --       (838,911)             --            (838,911)
                                               ------------   ------------   ---------------   ---------------
Balance, December 31, 1990...................            --       (838,911)             --            (444,810)
Sale of Class B common stock, $0.50 per
  share......................................            --             --              --             305,000
Issuance of Class B common stock in
  satisfaction of due to related party, $0.50
  per share..................................            --             --              --             150,000
Net Loss.....................................            --       (574,963)             --            (574,963)
                                               ------------   ------------   ---------------   ---------------
Balance, December 31, 1991...................            --     (1,413,874)             --            (564,773)
Sale of Class B common stock, $0.50 per
  share......................................            --             --              --             100,000
Issuance of Class B common stock in
  satisfaction of due to related party, $0.50
  per share..................................            --             --              --             104,790
Conversion of note payable to related party
  to Class B common stock, $0.4165...........            --             --              --             126,380
Conversion of Class A and Class B common
  stock to no par value common stock.........            --             --              --                  --
Sale of no par value common stock, $1.25 per
  share......................................            --             --              --           2,000,000
Conversion of no par value common stock to
  $.001 par value common stock...............     3,174,222             --              --                  --
Sale of $.001 par value common stock, $5.00
  per share..................................     1,574,685             --              --           1,575,000
Net loss.....................................            --     (1,550,802)             --          (1,550,802)
                                               ------------   ------------   ---------------   ---------------
Balance, December 31, 1992...................  $  4,748,907   $ (2,964,676)    $        --       $   1,790,595

                                             (table continues on following page)

  The accompanying notes are an integral part of the consolidated statements.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STATE ENTERPRISE)

         CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY -- (CONTINUED)

                                                                               COMMON STOCK
                                               ----------------------------------------------------------------------------
                                                                           CLASS A      CLASS A     CLASS B       CLASS B
                                                 SHARES       AMOUNT        SHARES      AMOUNT       SHARES       AMOUNT
                                               ----------   -----------   ----------   ---------   ----------   -----------
Sale of $.001 par value common stock, $5.00
  per share, net of commissions..............   1,029,000   $     1,029           --   $      --           --   $        --
Compensation expense in connection with
  issuance of stock options..................          --            --           --          --           --            --
Common stock issued in connection with
  conversion of note payable at $5.00 per
  share......................................      60,000            60           --          --           --            --
Common stock issued in satisfaction of
  commissions payable, $5.00 per share.......       4,000             4           --          --           --            --
Net loss.....................................          --            --           --          --           --            --
                                               ----------   -----------   ----------   ---------   ----------   -----------
Balance, December 31, 1993...................   7,457,020         7,457           --          --           --            --
Sales of $.001 par value common stock, $5.00
  per share, net of commissions..............     250,000           250           --          --           --            --
Initial public offering of Units, consisting
  of two shares of $.001 par value common
  stock and one warrant, $10.00 per Unit, net
  expenses...................................   1,491,940         1,492           --          --           --            --
Deferred compensation on stock options
  granted....................................          --            --           --          --           --            --
Forfeiture of stock options by Company
  officer....................................          --            --           --          --           --            --
Compensation expense in connection with
  issuance of stock options..................          --            --           --          --           --            --
Amortization of deferred compensation........          --            --           --          --           --            --
Net loss.....................................          --            --           --          --           --            --
                                               ----------   -----------   ----------   ---------   ----------   -----------
Balance, December 31, 1994...................   9,198,960         9,199           --          --           --            --
Common stock issued for services rendered,
  between $3.028 and $3,916 per share........     107,000           107           --          --           --            --
Amortization of deferred compensation........          --            --           --          --           --            --
Net loss.....................................          --            --           --          --           --            --
                                               ----------   -----------   ----------   ---------   ----------   -----------
Balance, December 31, 1995...................   9,305,960         9,306           --          --           --            --
Exercise of stock warrants at $6.00 per
  share......................................     791,931           792           --          --           --            --
Exercise of stock options by Company
  officers, between $1.00 and $5.00 per
  share......................................     135,000           135           --          --           --            --
Common stock issued for services rendered,
  between $5.76 and $12.26 per share.........      67,500            67           --          --           --            --
Common stock options granted for services
  rendered, to purchase 60,000 shares at
  $4.50 a share..............................          --            --           --          --           --            --
Amortization of deferred compensation........          --            --           --          --           --            --
Net loss.....................................          --            --           --          --           --            --
                                               ----------   -----------   ----------   ---------   ----------   -----------
Balance, December 31, 1996...................  10,300,391   $    10,300           --   $      --           --   $        --
                                               ==========   ===========   ==========   =========   ==========   ===========

                                                                DEFICIT
                                                              ACCUMULATED       DEFERRED
                                                ADDITIONAL     DURING THE     COMPENSATION
                                                 PAID-IN      DEVELOPMENT       ON STOCK
                                                 CAPITAL         STAGE       OPTIONS GRANTED        TOTAL
                                               ------------   ------------   ---------------   ---------------
Sale of $.001 par value common stock, $5.00
  per share, net of commissions..............  $  4,882,163   $         --     $        --       $   4,883,192
Compensation expense in connection with
  issuance of stock options..................        80,000             --              --              80,000
Common stock issued in connection with
  conversion of note payable at $5.00 per
  share......................................       299,940             --              --             300,000
Common stock issued in satisfaction of
  commissions payable, $5.00 per share.......        19,996             --              --              20,000
Net loss.....................................            --     (6,568,473)             --          (6,568,473)
                                               ------------   ------------     -----------       -------------
Balance, December 31, 1993...................    10,031,006     (9,533,149)             --             505,314
Sales of $.001 par value common stock, $5.00
  per share, net of commissions..............     1,159,125             --              --           1,159,375
Initial public offering of Units, consisting
  of two shares of $.001 par value common
  stock and one warrant, $10.00 per Unit, net
  expenses...................................     4,833,922             --              --           4,835,414
Deferred compensation on stock options
  granted....................................     1,730,000             --      (1,730,000)                 --
Forfeiture of stock options by Company
  officer....................................      (207,000)            --         207,000                  --
Compensation expense in connection with
  issuance of stock options..................       112,500             --              --             112,500
Amortization of deferred compensation........            --             --         883,000             883,000
Net loss.....................................            --     (4,064,767)             --          (4,064,767)
                                               ------------   ------------     -----------       -------------
Balance, December 31, 1994...................    17,659,553    (13,597,916)       (640,000)          3,430,836
Common stock issued for services rendered,
  between $3.028 and $3,916 per share........       347,176             --              --             347,283
Amortization of deferred compensation........            --             --         320,000             320,000
Net loss.....................................            --     (2,107,349)             --          (2,107,349)
                                               ------------   ------------     -----------       -------------
Balance, December 31, 1995...................    18,006,729    (15,705,265)       (320,000)          1,990,770
Exercise of stock warrants at $6.00 per
  share......................................     4,588,296             --              --           4,589,088
Exercise of stock options by Company
  officers, between $1.00 and $5.00 per
  share......................................       154,865             --              --             155,000
Common stock issued for services rendered,
  between $5.76 and $12.26 per share.........       554,226             --              --             554,293
Common stock options granted for services
  rendered, to purchase 60,000 shares at
  $4.50 a share..............................       119,820             --              --             119,820
Amortization of deferred compensation........            --             --         320,000             320,000
Net loss.....................................            --     (2,830,595)             --          (2,830,595)
                                               ------------   ------------     -----------       -------------
Balance, December 31, 1996...................  $ 23,423,936   $(18,535,860)    $        --       $   4,898,376
                                               ============   ============     ===========       =============

  The accompanying notes are an integral part of the consolidated statements.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                     CUMULATIVE FOR
                                                                                                       THE PERIOD
                                                                                                      MAY 16, 1986
                                                          FOR THE YEARS ENDED DECEMBER 31,         (DATE OF INCEPTION)
                                                      -----------------------------------------      TO DECEMBER 31,
                                                         1994           1995           1996               1996
                                                      -----------    -----------    -----------    -------------------
Cash flows from development stage activities:
  Deficit accumulated during the development
    stage..........................................   $(4,064,767)   $(2,107,349)   $(2,830,595)      $ (18,535,860)
  Adjustments to reconcile deficit accumulated
    during the development stage to net cash used
    in development stage activities:
    Depreciation expense...........................        48,847         57,593         52,846             224,043
    Write off of investment in Sky-Highway Radio
      Corp. .......................................            --             --             --           2,000,000
    Compensation expense in connection with
      issuance of stock options....................       995,500        320,000        320,000           1,715,500
    Common stock issued for services rendered......            --        347,283        554,293             901,576
    Common stock options granted for services
      rendered.....................................            --             --        119,820             119,820
  Increase (decrease) in cash and cash equivalents
    resulting from changes in assets and
    liabilities:
    Prepaid expense and other......................        56,806         (7,465)          (587)             (9,368)
    Due to related party...........................            --             --             --             350,531
    Deposits.......................................        41,456             --             --            (303,793)
    Accounts payable and accrued expenses..........       (13,773)      (189,755)        84,597             206,357
    Accrued executive compensation.................      (378,000)            --             --                  --
    Other liabilities..............................      (266,203)        (6,930)       (20,714)             35,969
                                                      -----------    -----------    -----------       -------------
      Net cash used in development stage
        activities.................................    (3,580,134)    (1,586,623)    (1,720,340)        (13,295,225)
                                                      -----------    -----------    -----------       -------------
Cash flows from investing activities:
  Capital expenditures.............................       (22,228)       (13,824)            --            (392,783)
  Acquisition of Sky-Highway Radio Corp............            --             --             --          (2,000,000)
                                                      -----------    -----------    -----------       -------------
      Net cash used in investing activities........       (22,228)       (13,824)            --          (2,392,783)
                                                      -----------    -----------    -----------       -------------
Cash flows from financing activities:
  Proceeds from issuance of Units and common stock,
    net............................................     5,434,789             --             --          14,557,482
  Proceeds from exercise of stock options by
    company officers...............................            --             --        155,000             155,000
  Proceeds from exercise of stock warrants.........            --             --      4,589,088           4,589,088
  Proceeds from issuance of promissory note........       200,000             --             --             200,000
  Proceeds from issuance of promissory notes to
    related parties................................       560,000             --             --           2,965,000
  Repayment of promissory note.....................      (200,000)            --             --            (200,000)
  Repayment of promissory notes to related
    parties........................................      (200,000)            --       (240,000)         (2,435,000)
  Loan from officer................................       240,000             --             --             440,000
  Deferred offering costs..........................       190,776             --             --                  --
                                                      -----------    -----------    -----------       -------------
      Net cash provided by financing activities....     6,225,565             --      4,504,088          20,271,570
                                                      -----------    -----------    -----------       -------------
Net increase (decrease) in cash and cash
  equivalents......................................     2,623,203     (1,600,447)     2,783,748           4,583,562
Cash and cash equivalents at the beginning of
  period...........................................       777,058      3,400,261      1,799,814                  --
                                                      -----------    -----------    -----------       -------------
Cash and cash equivalents at the end of period.....   $ 3,400,261    $ 1,799,814    $ 4,583,562       $   4,583,562
                                                      ===========    ===========    ===========       =============
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest.........   $     2,559    $        --    $    42,666       $      82,729
                                                      ===========    ===========    ===========       =============
Supplemental disclosure of non-cash financing
  activities:
  Common stock issued in satisfaction of notes
    payable to related parties, including accrued
    interest.......................................   $   572,072    $        --    $        --       $     998,452
                                                      ===========    ===========    ===========       =============
  Common stock issued in satisfaction of due to
    related parties including accrued interest.....   $        --    $        --    $        --       $     409,390
                                                      ===========    ===========    ===========       =============

  The accompanying notes are an integral part of these consolidated financial statements.


                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  BUSINESS AND FINANCING

  Business

     CD Radio Inc. (the "Company") was originally incorporated in the State of Delaware on May 17, 1990, under the name Satellite CD Radio, Inc. On December 7, 1992, the Company changed its name to CD Radio Inc. The Company shortly thereafter formed a wholly-owned subsidiary, Satellite CD Radio, Inc. (SCDR) which is capitalized with nominal assets. On April 29, 1993, the Company acquired all of the outstanding shares of stock of Sky-Highway Radio Corp., a Colorado corporation ("SHRC"), and on December 23, 1994, SHRC was liquidated and dissolved. SCDR and SHRC were formed primarily to apply for certain Federal Communications Commission ("FCC") licenses. CD Radio Inc., SCDR, and SHRC are hereinafter collectively referred to as the "Company."

     The Company is a pioneer in the development of a service for broadcasting compact-disc-quality music programming via satellites to subscribers' motor vehicle radios, as well as to portable and home receivers. The Company intends to focus exclusively on providing a consumer service, and anticipates that the equipment required to receive its broadcasting will be manufactured by consumer electronics manufacturers and automakers.

     In October 1992, in response to a request from the Company, the FCC voted unanimously to propose the establishment of satellite digital audio radio service ("satellite radio"). At that time, the FCC established a December 15, 1992 cutoff date for FCC License applications. The Company has filed an application to utilize a portion of the frequency spectrum that was allocated for satellite radio by the FCC in January 1995. Subsequent to its acquisition of SHRC, the Company caused SHRC to withdraw its pending application. The Company is currently one of four remaining applicants which have the right to participate in the auction for spectrum scheduled for April 1, 1997.

  Auction of Spectrum

     On March 3, 1997, the FCC adopted satellite radio licensing rules (the "Licensing Rules") and implemented a spectrum plan that will accommodate only two national satellite radio licenses, both of which are scheduled to be auctioned to the Company and the other three applicants on April 1, 1997. There can be no assurance that the Company will be successful in obtaining one of the two licenses or that the cost of obtaining it would not be material to the Company's operations.

     Pursuant to the Licensing Rules, the auction is scheduled to be held among the four existing applicants on April 1, 1997. Prior to the commencement of the auction each applicant must deposit $3 million with the FCC. The minimum opening bid for each FCC License is $8 million. The bidding will continue until only two bidders remain. Within 10 business days following the announcement of winning bidders, each auction winner must deposit with the FCC twenty percent of its winning bid. The $3 million initial deposit is applied toward the twenty percent down payment. The winning bidders will also be required to supplement their applications on file with the FCC within 30 days after the close of bidding. After the FCC has confirmed receipt of each winning bidder's twenty percent payment and acceptance of each winning bidder's application, the FCC will accept petitions to deny the winning bidders' applications. If the FCC dismisses the petitions, the winning bidders will have 10 business days to submit the balance of their winning bids.

     Pursuant to the Licensing Rules, certain progress milestones would be required. Licensees would be required to begin satellite construction within one year; and to launch and begin operating their first satellite within four years and begin operating their entire system within six years. Failure to meet those milestones could result in revocation of the FCC License.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

1.  BUSINESS AND FINANCING -- (CONTINUED)

     The Company is in the process of obtaining monetary commitments to allow it to be, in the opinion of management, competitive in the auction process. These commitments include subscriptions to purchase 5% Delayed Convertible Preferred Stock contingent upon the Company's success in the auction.

  Financing requirements

     In order to commence CD Radio service, the Company will require, among other things, an FCC License to construct, launch and operate its satellites (the "FCC License") and substantial funds, approximately $500 million or more, to finance construction of its satellite system, to plan and implement its service, to provide working capital and to sustain its operations until it generates positive cash flows from operations. The Company will participate in the auction for spectrum scheduled for April 1, 1997. As noted above, the minimum opening bid for each license will be $8 million. The Company has not commenced construction of its satellites and will require substantial additional financing before it is able to do so. Failure to obtain an FCC License and/or inability to attract the required long-term financing will prevent the Company from realizing its objective of providing satellite-delivered radio programming to vehicular radios. Management's plan to fund operations and capital expansion includes the additional sale of debt and equity securities through public and private sources. In absence of the FCC License, the Company believes that its working capital at December 31, 1996 is sufficient to fund planned operations through the first quarter of 1998.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of accounting

     The consolidated financial statements include the accounts of CD Radio Inc. and its wholly-owned subsidiaries, SCDR and SHRC (through the date of SHRC's dissolution, December 23, 1994). Intercompany transactions are eliminated in consolidation. The Company's activities to date principally have been planning and organization, the process of obtaining an FCC License, initiating research and development programs, conducting market research and securing adequate equity capital for the development of its proposed service. Accordingly, the Company's financial statements are presented as those of a development stage enterprise, as prescribed by Statement of Financial Accounting Standards No. 7, "Accounting and Reporting by Development Stage Enterprises".

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reported period. The estimates involve judgments with respect to, among other things, various future factors which are difficult to predict and are beyond the control of the Company. Therefore, actual amounts could differ from these estimates.

  Depreciation

     Depreciation of office equipment is computed on the straight-line method over three to five years based upon estimated useful lives. Depreciation of technical equipment, primarily satellite communications equipment, is computed on the straight-line method based on an estimated useful life of ten years. Depreciation of demonstration equipment, primarily an automobile used in a prototype system, is computed on the straight-line method based on an estimated useful life of four years.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

  Cash equivalents

     The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

  Concentration of credit risk

     The Company has invested its excess cash in a money market fund with a major bank. These investments are collateralized by the underlying assets of the fund. The fund invests in government securities or short-term interest or dividend-bearing investment-grade securities. The Company has not experienced any losses on its investments.

  Income taxes

     Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end, based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the sum of tax payable for the period and the change during the period in deferred tax assets and liabilities.

  Net loss per share

     Net loss per common share is based on the weighted average number of common shares and dilutive common share equivalents outstanding during the periods. Options and warrants granted by the Company have not been included in the calculation of net loss per share because such items were anti-dilutive.

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (FAS 128) to improve the EPS information provided in financial statements. FAS 128 simplifies the existing computational guidelines of Accounting Principles Board Opinion No. 15, "Earnings Per Share," revises the disclosure requirements, and increases the comparability of earnings per share (EPS) data on an international basis. To simplify the EPS computations, the presentation of primary EPS is eliminated and replaced with basic EPS, with the principal difference being that common stock equivalents are not considered in computing basic EPS. In addition, FAS 128 requires dual presentation of basic and diluted EPS regardless of whether they are same. FAS 128 is effective for financial statements issued for periods ending after December 15, 1997. As long as the Company continues to experience net losses, there will be no impact to its net loss per share computation since its common stock equivalents are anti-dilutive and are already not considered in computing loss per share, as noted above.

3.  CAPITAL STOCK

  Preferred stock

     The Board of Directors has the authority to issue shares of preferred stock and fix the terms thereof, without any further vote or action by the stockholders of the Company. In October 1996, in connection with the execution of the Preferred Stock Investment Agreement, the Board of Directors authorized the designation of 5% Delayed Convertible Preferred Stock (the "5% Preferred"). The rights and performance of the 5% Preferred include: (a) cumulative dividends at the rate of $1.25 per share per annum, payable semi-annually, when and as declared by the Board of Directors; (b) liquidation preference equal to issuance price

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  CAPITAL STOCK -- (CONTINUED)

plus any accrued but unpaid dividends; (c) certain redemption and lock-up rights granted to the Company; and (d) certain conversion and registration rights granted to the holders of 5% Preferred.

  Warrants

     In connection with the Company's initial public offering and the partial exercise of the underwriters' over-allotment option, the Company issued warrants to purchase 745,970 shares of the Company's Common Stock. Additionally, the Company issued to the underwriters as consideration warrants to purchase 123,560 shares of the Company's Common Stock. Each warrant originally entitled the holder to purchase one share of Common Stock at a purchase price of $5.00 per share until March 20, 1995 and at a purchase price of $6.00 per share during the six-month period thereafter. In September 1995, the Company extended the expiration date of the warrants to March 20, 1996, at a purchase price of $6.00 per share. Then, in March 1996, the Company extended the expiration date of these warrants to September 20, 1996 at a purchase price of $6.00 per share. In September 1996 the Company received proceeds of $4,589,088 relating to the exercise of 864,848 warrants. The remaining 4,682 warrants expired unexercised. Of the warrants exercised, 764,848 shares of common stock were issued in exchange for cash and 27,083 shares of common stock were issued in a cashless exercise of 100,000 warrants held by the underwriters.

  Stock options and bonuses

     Under an amended and restated employment agreement effective June 2, 1992, the Company, on July 30, 1993, granted an officer options to purchase 20,000 shares of the Company's Common Stock at $1.00 per share, exercisable for 7 years from date of grant. This officer also transferred to the Company, for nominal consideration, his rights in connection with certain patent applications. Additionally, on December 23, 1994, in accordance with this agreement, the Company granted this officer options to purchase 112,500 shares of its Common Stock under the terms of the 1994 Stock Option Plan at an exercise price of $1.00 per share, as a result of the completion of a certain specified milestone. The Company has recorded salary expense and additional paid-in-capital in the amount of $112,500, reflecting the difference between the fair market value per share of Common Stock at the measurement date and the exercise price. These options were immediately vested and exercisable. In 1996 this officer was granted options to purchase an additional 60,000 shares of Common Stock under the terms of the 1994 Stock Option Plan at an exercise price of $8.5625. The options granted in 1996 vest based on certain milestones which were not met as of December 31, 1996. If this officer is terminated for any reason other than cause, as defined in the agreement, the Company is obligated to pay to this officer an amount equal to 50% of his annual salary and, at this officer's option, to repurchase all of his shares of Common Stock at a price of $1.25 per share. In 1996, this officer exercised options to purchase 80,000 shares of the Company's Common Stock.

     During 1996, options to purchase 400,000 shares of common stock at $8.5625 per share were granted to the Company's Chairman and Chief Executive Officer. These options vest based on a certain milestone which was not met as of December 31, 1996.

     In October 1992, the Company entered into a financial consulting services agreement with a financial advisory firm. Pursuant to this agreement, the Company has granted the investment advisory firm an option to purchase 260,000 shares of the Company's Common Stock at $6.25 per share as follows -- 60,000 shares upon execution of the agreement and four 50,000 share increments upon the successful completion of equity and/or debt financing of certain specified amounts during the term of the agreement and for a period of two years following termination of the agreement by the Company. Each option expires three years from the date such option becomes exercisable. As of December 31, 1996 under this agreement, 60,000 options for shares had expired unexercised and none of the remaining options were exercisable. Additionally, the agreement provides,

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  CAPITAL STOCK -- (CONTINUED)

among other things, for the payment in cash to this firm of fees equal to (i) two percent (2%) of the gross proceeds from each equity financing after December 15, 1992 and (ii) one percent (1%) of the gross proceeds from each debt financing, during the term of the agreement and for a period of two years following termination of the agreement by the Company.

     In 1995, the Company adopted the 1995 Stock Compensation Plan ("Compensation Plan") from which up to 175,000 shares of the Company's Common Stock could be issued in lieu of cash compensation to employees and or consultants. During 1995 and 1996, respectively, 95,000 and 67,500 shares of the Company's Common Stock were issued pursuant to this Compensation Plan.

  Stock option plans

     In February 1994, the Company adopted its 1994 Stock Option Plan (the "1994 Plan") and its 1994 Directors' Nonqualified Stock Option Plan (the "Directors' Plan"). Options granted under the 1994 Plan generally vest over a four-year period and generally are exercisable for a period of ten years from the date of grant. In 1996, the Board of Directors voted to increase the number of shares of Common Stock available for issuance pursuant to the 1994 Plan and the Directors' Plan by 350,000 shares. As of December 31, 1996 there are an aggregate of 1,600,000 shares of Common Stock authorized for issuance.

     A summary of option activity under the 1994 Plan, the Directors' Plan, and of all other option activity follows:

                                                  1994 PLAN              DIRECTORS' PLAN                OTHER
                                            ----------------------    ----------------------    ----------------------
                                                         WEIGHTED                  WEIGHTED                  WEIGHTED
                                                          AVERAGE                   AVERAGE                   AVERAGE
                                                         EXERCISE                  EXERCISE                  EXERCISE
                                             OPTION      PRICE PER     OPTION      PRICE PER     OPTION      PRICE PER
                                             SHARES        SHARE       SHARES        SHARE       SHARES        SHARE
                                            ---------    ---------    ---------    ---------    ---------    ---------
Outstanding at January 1, 1994...........          --                        --                   410,000      $4.33
                                            ---------                 ---------                 ---------
  Granted................................     707,500      $3.81         15,000     $ 5.00             --
  Exercised..............................          --                                                  --
  Cancelled..............................     (90,000)     $5.00             --                        --
                                            ---------                 ---------                 ---------
Outstanding at December 31, 1994.........     617,500      $3.63         15,000     $ 5.00        410,000      $4.33
                                            ---------                 ---------                 ---------
  Granted................................          --                   110,000     $ 3.11             --
  Exercised..............................          --                        --                        --
  Cancelled..............................          --                        --                   (60,000)     $6.25
                                            ---------                 ---------                 ---------
Outstanding at December 31, 1995.........     617,500      $3.63        125,000     $ 3.34        350,000      $4.00
                                            ---------                 ---------                 ---------
  Granted................................     545,000      $8.10         40,000     $ 6.875            --
  Exercised..............................     (80,000)     $1.00             --                   (55,000)     $1.36
  Cancelled..............................          --                        --                        --
                                            ---------                 ---------                 ---------
Outstanding at December 31, 1996.........   1,082,500      $6.08        165,000     $ 4.20        295,000      $4.56
                                            =========                 =========                 =========

                                                       1994 PLAN      DIRECTORS' PLAN      OTHER
                                                     --------------   ---------------   ------------
As of December 31, 1996:
  Range of exercise prices........................   $1.00-$8.5625     $2.125-$6.875    $1.00-$6.25
  Weighted average remaining contractual life for
     options outstanding (years)..................        8.45             8.67             5.71

     The weighted average fair value of options granted during 1995 and 1996 was $1.383 and $4.366, respectively.

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  CAPITAL STOCK -- (CONTINUED)

     An aggregate of 272,500 shares of Common Stock remain available for grant pursuant to either the 1994 Plan or the Directors' Plan. The Company has reserved a total of 1,815,000 shares of Common Stock issuable upon the exercise of outstanding options and options available for issuance pursuant to the Company's stock option plans. As of December 31, 1996, 857,500 options were vested and exercisable.

     As a result of certain option grants in 1994 at exercise prices below fair market value, the Company recorded deferred compensation, which is reflected as a component of stockholders' equity on the balance sheets. Deferred compensation is being amortized over the vesting period of the related options. Deferred compensation related to options that were forfeited has been charged to additional paid-in capital. As of December 31, 1996 all deferred compensation relating to the 1994 issuance of stock options had been amortized.

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 (FAS 123) as they pertain to financial statement recognition of compensation expense attributable to option grants. If the Company had elected to recognize compensation cost for the option grants consistent with FAS 123, the Company's net loss and net loss per share on a pro-forma basis would have been.

                                                                 1995           1996
                                                              -----------    -----------
        Net loss -- as reported............................   $(2,107,349)   $(2,830,595)
        Net loss -- pro-forma..............................   $(2,259,434)   $(4,428,995)
        Net loss per share -- as reported..................   $     (0.23)   $     (0.29)
        Net loss per share -- pro-forma....................   $     (0.24)   $     (0.46)

     The pro-forma expense related to the stock options is recognized over the vesting period, generally four years. The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following weighted average assumptions for each year:

                                                                         1995     1996
                                                                        ------   ------
        Risk-free interest rate......................................   5.81%    6.00%
        Expected life of options -- years............................    2.77     2.79
        Expected stock price volatility..............................    75%      75%
        Expected dividend yield......................................    N/A      N/A

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  RELATED PARTIES

     Since inception, the Company has relied upon related parties for certain consulting, legal and management services. Total expenses incurred in transactions with related parties are as follows:

                                                                               FOR THE PERIOD
                                               FOR THE YEARS ENDED              MAY 17, 1990
                                                   DECEMBER 31,              (DATE OF INCEPTION)
                                         --------------------------------      TO DECEMBER 31,
                                           1994        1995        1996             1996
                                         --------    --------    --------    -------------------
        Consulting fees...............   $ 47,772    $ 34,575    $187,820        $   713,210
        Legal fees....................    171,523      74,761      70,582            727,550
        Management fees...............         --          --          --            361,800
        Interest expense..............     25,361      19,783      13,268            113,474
        Office space..................         --          --          --             40,500
        Patent and FCC fees...........         --          --          --             56,600
        Other.........................         --          --          --             26,750
                                         --------    --------    --------        -----------
                                         $244,656    $129,119    $271,670        $ 2,039,884
                                         ========    ========    ========        ===========

     Of the $187,820 in consulting fee expenses for the year ended December 31, 1996, $119,820 relate to issuance of common stock options to a related party for consulting services performed for the Company.

     During the period May 17, 1990 (date of inception) to December 31, 1996, the Company issued Common Stock in lieu of cash in settlement of certain liabilities and expenses as follows:

                                                                               FOR THE PERIOD
                                               FOR THE YEARS ENDED              MAY 17, 1990
                                                   DECEMBER 31,              (DATE OF INCEPTION)
                                         --------------------------------      TO DECEMBER 31,
                                           1994        1995        1996             1996
                                         --------    --------    --------    -------------------
        Consulting fees...............   $     --    $ 36,330    $ 32,550        $   168,880
        Legal fees....................         --     310,953     521,743          1,028,227
        Management fees...............         --          --          --             60,000
        Interest expense..............         --          --          --             14,259
        Patent and FCC fees...........         --          --          --             39,600
                                         --------    --------    --------        -----------
                                         $     --    $347,283    $554,293        $ 1,310,966
                                         ========    ========    ========        ===========

     Liabilities settled through the issuance of Common Stock in lieu of cash are reflected in the statements of stockholders' equity.

     In April 1994, an officer loaned the Company $240,000 payable on April 1, 1995 and accruing simple interest at the rate of 8% per annum. This loan and accrued interest was repaid in 1996. If this officer is terminated for any reason other than cause, as defined in his amended employment and noncompetition agreement dated June 8, 1994, the Company is obligated to pay this officer $300,000 plus any and all amounts then owed to him by the Company. This officer waived his compensation for the fourth quarter of 1994.

     During the second quarter of 1994, a principal stockholder of the Company loaned the Company $560,000 payable on demand and accruing simple interest at the rate of 8% per annum. The principal balance

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  RELATED PARTIES -- (CONTINUED)

of this note and accrued interest thereon, totaling $572,000, was exchanged for 57,200 Units in connection with the Company's public offering.

5.  INCOME TAXES

     The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to the deferred tax assets and deferred tax liability and are as follows:

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1995           1996
                                                              -----------    -----------
        Capitalized start-up costs.........................   $ 4,312,000    $ 5,377,000
        Net operating loss carryforwards...................     1,517,500      1,511,300
        Deferred compensation..............................       509,800        542,300
        Accrual to cash adjustments........................        38,400         60,500
                                                              -----------    -----------
                                                                6,377,700      7,491,100
        Valuation allowance................................    (6,377,700)    (7,491,100)
                                                              -----------    -----------
        Net deferred tax asset.............................   $        --    $        --
                                                              ===========    ===========

     Realization of the net deferred tax asset at the balance sheet date is dependent upon future earnings which are uncertain. Accordingly, a full valuation allowance was recorded against the asset.

     At December 31, 1996, the Company has net operating loss carryforwards of approximately $3,713,800 for federal and state income tax purposes available to offset future taxable income. The net operating loss carryforwards expire at various dates beginning 2005. There may be limitations on the annual utilization of these net operating losses as a result of certain changes in ownership that have occurred since the Company's inception. In addition, a significant portion of costs incurred have been capitalized for tax purposes as a result of the Company's status as a start-up enterprise. Once the Company begins it active trade or business, these capitalized costs will be amortized over 60 months. The total capitalized start-up costs of $5,546,000 include $169,000 which when realized would not affect financial statement income but will be recorded directly to shareholders' equity.

6.  COMMITMENTS AND CONTINGENCIES

  Lease commitment

     In October 1992, the Company entered into a lease with an unaffiliated property management company for the office space that the Company previously subleased from a company controlled by a former director and executive officer of the Company. The lease term extends through October 1998. The lease provided for the abatement of rental payments for the first three months of each of the first two years of the lease term. Also, in addition to the base rental payments, the Company will pay a monthly allocation of the building's operating expenses. Minimum annual rental commitments under this lease are as follows for the year ended December 31:

        1997..............................................................   $219,000
        1998..............................................................    176,000
                                                                             --------
                                                                             $395,000
                                                                             ========

                          CD RADIO INC. AND SUBSIDIARY
                        (A DEVELOPMENT STAGE ENTERPRISE)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6.  COMMITMENTS AND CONTINGENCIES -- (CONTINUED)

     Total rent expense for the years ended December 31, 1994, 1995 and 1996 and the period May 17, 1990 (date of inception) to December 31, 1996 was $325,798, $274,653, $301,765 and $1,205,008, respectively.

  Satellite construction

     The Company has entered into an agreement (the "Construction Contract") with Space Systems/Loral pursuant to which Space Systems/Loral has agreed to construct two satellites and, at the Company's option, a third satellite in accordance with stipulated specifications. The Company has extended the Construction Contract on a monthly basis through April 30, 1997 while it negotiates with Space Systems/Loral to amend the contract's technical specifications, pricing and delivery terms. The Company may negotiate with Space Systems/Loral to extend the Construction Contract further or it may permit the contract to expire. The Company believes it will be able to negotiate a favorable contract with Space Systems/Loral for the construction of the satellites, although there can be no assurance that the Company will be able to do so. An initial payment of $100,000 was made by the Company at the time the contract was signed, which is included in Deposits on the balance sheets as of December 31, 1995 and 1996.

  Launch services

     The Company has reserved two launch slots with Arianespace during the period extending from November 1, 1999 through April 30, 2000. If the Company's satellites are not available for launch during this period, the Company will arrange to launch the satellites on the first launch dates available after the satellites are completed. In order to maintain its launch slots, the Company will need to enter into a definitive agreement with Arianespace by May 31, 1997, providing for the launch of its satellites. The final terms and conditions of any launch agreement are subject to negotiations between the Company and Arianespace. Satellite launches are subject to significant risks, including satellite destruction or damage during launch or failure to achieve proper orbital placement. In connection with this agreement, the Company paid a non-refundable launch date reservation fee of $100,000. This amount, which is included in Deposits on the balance sheets as of December 31, 1995 and 1996 will be credited against the cost of the launch services.